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                                                                   EXHIBIT 10.27


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                      PIPELINE SALE AND PURCHASE AGREEMENT

                                     AMONG

                       PLAINS ALL AMERICAN PIPELINE, L.P.

                          ALL AMERICAN PIPELINE, L.P.

                          EL PASO NATURAL GAS COMPANY

                                      AND

                             EPNG PIPELINE COMPANY


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                               TABLE OF CONTENTS



                                   ARTICLE I
                         DESCRIPTION OF SALE PROPERTY




1.1   Description of Sale Property.........................................   1
1.2   Description of Pipeline System.......................................   1
1.3   Description of Additional Property...................................   2
1.4   Description of Excluded Property.....................................   2
1.5   Description of Transitional Property.................................   2
1.6   Description of Excluded Liabilities..................................   2


                                  ARTICLE II
                      PURCHASE AND SALE OF SALE PROPERTY


2.1   Sale and Delivery of Sale Property...................................   3
2.2   Consideration........................................................   3
2.3   Closing..............................................................   3
2.4   Deliveries at Closing................................................   3


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS


 3.1  Organization and Authority...........................................   5
 3.2  Execution and Effect.................................................   5
 3.3  No Violation.........................................................   5
 3.4  Title to Fee Property................................................   6
 3.5  Title to Rights of Way...............................................   6
 3.6  Title to Personal Property...........................................   7
 3.7  Litigation...........................................................   7
 3.8  Compliance with Applicable Law.......................................   7
 3.9  Taxes................................................................   7
3.10  Preferential Purchase Rights.........................................   7
3.11  Environmental Matters................................................   8
3.12  Disclosure...........................................................   8
3.13  All Property.........................................................   8
3.14  Free of Contracts....................................................   8
3.15  Purged of Oil........................................................   8
3.16  No Unsatisfied Liabilities...........................................   8




                                      -i-
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                                  ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT


4.1   Organization and Authority...........................................   9
4.2   Execution and Effect.................................................   9
4.3   No Violation.........................................................   9
4.4   Sufficiency of Funds.................................................   9



                                   ARTICLE V
                OTHER AGREEMENTS AND OBLIGATIONS OF THE PARTIES


 5.1  Tariffs..............................................................  10
 5.2  Conduct of Business Pending Closing..................................  10
 5.3  Access to Books, Records and Facilities..............................  10
 5.4  Mutual Assurance; Cooperation........................................  10
 5.5  Assignments Requiring Consents, Preferential Purchase Rights.........  11
 5.6  Publicity............................................................  11
 5.7  Notice Regarding Representations and Warranties......................  12
 5.8  Seller's Environmental, Removal and Remediation Obligations..........  12
 5.9  No Solicitation of Employees.........................................  13
5.10  Escrow Agent.........................................................  13



                                  ARTICLE VI
                 CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT


6.1   Representations and Warranties True..................................  13
6.2   Performance..........................................................  13
6.3   Officer's Certificate................................................  14
6.4   HSR Act Waiting Periods..............................................  14
6.5   Litigation...........................................................  14
6.6   Sale of Linefill.....................................................  14
6.7   Receipt of Cancellation of Tariff....................................  14



                                  ARTICLE VII
                      CONDITIONS TO SELLERS' OBLIGATIONS


7.1   Representations and Warranties True..................................  14
7.2   Performance..........................................................  14
7.3   Officer's Certificate................................................  14
7.4   HSR Act Waiting Periods..............................................  15



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7.5   Litigation...........................................................  15
7.6   Receipt of Cancellation of Tariff....................................  15




                                 ARTICLE VIII
            BUYER AND PARENT'S ASSUMPTION OF RIGHTS AND OBLIGATIONS



8.1   Assumption of Obligations............................................  15
8.2   Further Assurances Regarding Assumption of Liabilities...............  15



                                  ARTICLE IX
                   SURVIVAL OF OBLIGATIONS; INDEMNIFICATION


9.1   Survival of Obligations...............................................  15
9.2   Definitions...........................................................  15
9.3   Damages...............................................................  17
9.4   Environmental Damages.................................................  18
9.5   Indemnification Procedure.............................................  19
9.6   Additional Indemnity Provisions.......................................  19



                                   ARTICLE X
                            DAMAGE OR CONDEMNATION


10.1  Damage or Condemnation...............................................  20



                                  ARTICLE XI
                              DISPUTE RESOLUTION


11.1  Dispute Resolution...................................................  20


                                  ARTICLE XII
                           TERMINATION OF AGREEMENT


12.1  Termination of Agreement.............................................  21
12.2  Procedure Upon Termination...........................................  21
12.3  Right to Cure........................................................  22
12.4  Specific Performance.................................................  22



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                                 ARTICLE XIII
                       TAXES -PRORATIONS AND ADJUSTMENTS



13.1  Proration............................................................  23
13.2  Deposits.............................................................  23
13.3  Sales Taxes..........................................................  24
13.4  Cooperation..........................................................  24
13.5  Document Retention...................................................  24
13.6  Payables.............................................................  25



                                  ARTICLE XIV
                   INDEPENDENT INVESTIGATION AND DISCLAIMER


14.1  Investigation of Books and Records...................................  25
14.2  Investigation of Environmental Conditions............................  25
14.3  Further Disclaimer...................................................  26



                                  ARTICLE XV
                                 MISCELLANEOUS


15.1  No Brokers...........................................................  26
15.2  Expenses; Taxes......................................................  26
15.3  Further Assurances...................................................  26
15.4  Assignment; Parties in Interest......................................  26
15.5  Entire Agreement; Amendments.........................................  27
15.6  Severability.........................................................  27
15.7  Interpretation.......................................................  27
15.8  Notices..............................................................  27
15.9  Waiver of Rescission.................................................  28
15.10 DTPA Waiver..........................................................  28
15.11 Governing Law........................................................  29
15.12 Counterparts.........................................................  29
15.13 Exhibits.............................................................  29
15.14 Special Damages......................................................  29
15.15 No Third-Party Beneficiary...........................................  29
15.16 Use of AAP's Name....................................................  29
15.17 Interpretation of Certain Terms......................................  29
15.18 Joint Facilities.....................................................  30
15.19 Conflict with Assignment.............................................  31
15.20 PAA Obligations......................................................  31
15.21 Survival.............................................................  31



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List of Exhibits:

A             -    Description of Pipeline System
B             -    Real Property
C             -    Right of Way
D             -    Contracts
E             -    Additional Property
F             -    Excluded Property
2.4(a)(i)     -    Form of Special Warranty Deed
2.4(a)(ii)    -    Form of Pipeline Deed and Assignment of Right of Way Interest
2.4(a)(iii)   -    Form of Bill of Sale
2.4(a)(viii)  -    Form of Sellers' Legal Opinion
2.4(b)(v)     -    Form of Buyer's Legal Opinion
3.3           -    Required Consents
3.7           -    Litigation
3.8           -    Compliance with Applicable Law
3.11          -    Notices of Violation of Environmental Requirements
13.2          -    Deposits
15.18(a)(i)   -    Form of Easement Agreement
15.18(a)(ii)  -    Form of Partial Assignment of Right of Way Agreement



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                     PIPELINE SALE AND PURCHASE AGREEMENT

     This Pipeline Sale and Purchase Agreement (this "Agreement") is made and entered into on this 31/st/ day of January, 2000, among Plains All American Pipeline, L.P., a Delaware limited partnership ("PAA"), All American Pipeline, L.P., a Texas limited partnership ("AAP" and together with PAA, collectively referred to herein as the "Sellers"), and EPNG Pipeline Company ("Buyer"), a Delaware corporation and a wholly owned subsidiary of El Paso Natural Gas Company ("Parent"). Sellers, Buyer and Parent are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITAL

     Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the Pipeline System (as hereinafter defined) and related assets on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                          DESCRIPTION OF SALE PROPERTY

      1.1 DESCRIPTION OF SALE PROPERTY. The property that is the subject of this Agreement (the "Sale Property") shall consist of the Pipeline System and the Additional Property (as hereinafter defined), but shall exclude the Excluded Property and the Transitional Property (each as hereinafter defined).

      1.2 DESCRIPTION OF PIPELINE SYSTEM. (a) As used herein, the term "Pipeline System" shall mean the crude oil pipeline system consisting of a thirty-inch (30") mainline segment extending from outside the east fence at Emidio Station, California to the north fence at McCamey Station, Texas as generally described in Exhibit A. The Pipeline System constitutes a portion of a larger pipeline system known as AAP's "All American Pipeline".

     (b) The specific assets and properties comprising the Pipeline System shall also include the following:

          (i)  the fee property real estate described in Exhibit B;

          (ii) the surface leases, easements, rights of way, permits, licenses and other grants described in Exhibit C (collectively, the "Rights of Way"); and

          (iii) the contracts, agreements and instruments listed in Exhibit D.

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          (iv)  all items of tangible personal property owned by AAP and used in connection with the Pipeline System other than the Excluded Property and the Transitional Property;

          (v) all studies, analyses, drawings, blueprints, plans, construction specifications, surveys, reports, diagrams, and repair records related to the Pipeline System;

          (vi) to the extent transferable to Buyer, all warranties, indemnities and guarantees to AAP from AAP's vendors and suppliers with respect to materials, goods or services supplied to AAP in connection with the construction, operation, repair, maintenance and purging of the Pipeline System; and

          (vii) all rights, claims or causes of action pertaining to the Sale Property.

     (c) It is the intent of Sellers, Buyer and Parent that, except for the Excluded Property and the Transitional Property, the Pipeline System include all assets and properties of AAP of the type described in clauses (a) and (b)(i)-
(vii) immediately above, together with any claims and causes of action of AAP relating thereto. Sellers, Buyer and Parent agree to take such further actions and execute such additional documents as may be necessary to reflect such intent.

      1.3 DESCRIPTION OF ADDITIONAL PROPERTY. As used herein, the term "Additional Property" shall mean the Fiber Optic Rights (as defined in Section 3.5) described in Exhibit E.

      1.4 DESCRIPTION OF EXCLUDED PROPERTY. As used herein, the term "Excluded Property" shall mean the real and personal property described on Exhibit F.

      1.5 DESCRIPTION OF TRANSITIONAL PROPERTY. As used herein, the term "Transitional Property" shall mean the personal property retained by AAP as designated on Exhibit F.

      1.6 DESCRIPTION OF EXCLUDED LIABILITIES. Notwithstanding anything herein to the contrary, the Buyer shall not and does not assume or agree to pay, perform or discharge any Excluded Liabilities. "Excluded Liabilities" means all debts, liabilities and obligations relating to the Sale Property, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable (i) arising from or based on any event, action, or facts or circumstances existing at any time on or prior to the Closing Date or (ii) based upon, resulting from, arising out of, or otherwise related to any Excluded Property; provided, however, the Excluded Liabilities shall not include any liability for sales, use, transfer and other similar taxes imposed or assessed against the transfer of the Sale Property to Buyer under this Agreement, including any interest or penalties assessed thereon.

                                       2
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                                  ARTICLE II
                       PURCHASE AND SALE OF SALE PROPERTY

      2.1 SALE AND DELIVERY OF SALE PROPERTY. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing provided for in Section 2.3, AAP shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire and accept from AAP, effective as of 12 noon Central Time on the Closing Date (as defined in Section 2.3 hereof), all of AAP's right, title and interest in and to the Sale Property free of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, except for Permitted Encumbrances.

      2.2 CONSIDERATION. Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery of AAP's interest in and to the Sale Property, Buyer shall pay to Sellers the total amount of $129 million (the "Purchase Price") in immediately available funds by Federal Reserve wire transfer; provided, however, that if required under Article X of this Agreement, a portion of such funds may be paid to an escrow agent, as provided for in Section 5.10.

      2.3 CLOSING. The closing of the sale and purchase contemplated by this Agreement (the "Closing") shall take place at the offices of Andrews & Kurth L.L.P., counsel to Sellers, located at 600 Travis, Suite 4200, Houston, Texas 77002, within 10 days after the later to occur of the following: (i) the satisfaction of the conditions set forth in Articles VI and VII (or the waiver by the Party entitled to the benefit thereof), (ii) the date on which the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") has expired or been terminated with respect to the transactions contemplated by this Agreement or (iii) the date on which the Pipeline System has been purged of not less than 99.5% of the aggregate volume of crude oil petroleum products and other petrochemicals in accordance with AAP's contractual arrangements with Nigen International, L.L.C. ("Nigen"), dated November 24, 1999. The date and time on which the Closing occurs is referred to herein as the "Closing Date."

      2.4 DELIVERIES AT CLOSING. (a) At the Closing, Sellers shall convey, or cause to be conveyed, the Sale Property to Buyer, and shall deliver, or cause to be delivered to Buyer the following (the documents referred to in clauses (i), (ii) and (iii) below being herein referred to as the "Conveyance Agreements"):

          (i) a Special Warranty Deed in substantially the form attached hereto as Exhibit 2.4(a)(i) conveying the fee properties described on Exhibit B to Buyer;

          (ii) a Pipeline Deed and Assignment of Right of Way Interest in substantially the form attached hereto as Exhibit 2.4(a)(ii) conveying the Rights-of-Way to Buyer;

          (iii) a Bill of Sale in substantially the form attached hereto as
     Exhibit 2.4(a)(iii) conveying all personal property comprising a part of the Sale Property to Buyer;

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          (iv)   a certified copy of the resolutions of the Board of Directors of the general partner of PAA and AAP by which the disposition of the Sale Property was authorized;

          (v) a certificate of the Secretary or Assistant Secretary of the general partner of PAA and AAP evidencing the incumbency and specimen signature of each of the corporate officers executing documents to be delivered at the Closing on behalf of PAA and AAP;

          (vi) one or more agreements in the forms attached hereto as Exhibit 15.18(a) (the "Easement Agreements"), in each case as contemplated by
     Section 15.18;

          (vii) any other agreements, documents, instruments and writings required to be delivered by Sellers to Buyer at or prior to the Closing pursuant to this Agreement;

          (viii) a legal opinion from counsel to the Sellers in the form attached hereto as Exhibit 2.4(a)(viii) (the "Sellers' Legal Opinion");

          (ix) a certification to Buyer in a form acceptable to Buyer and Parent as required by regulations under Section 1445 of the Internal Revenue Code, that neither of the Sellers is a "foreign person" within the meaning of Treasury Regulations 1.1445-2(b)(2)(i) (the "FIRPTA Affidavit"); and

          (x)    all Required Consents.

     (b) At the Closing, Buyer and Parent will deliver or cause to be delivered to Sellers the following:

          (i)   the Purchase Price;

          (ii) a certified copy of the resolutions of the Board of Directors of each of Parent and Buyer by which the acquisition of the Sale Property was authorized;

          (iii) a certificate of the Secretary or Assistant Secretary of each of Parent and Buyer evidencing the incumbency and specimen signature of each of the corporate officers executing documents to be delivered at the Closing on behalf of Buyer and Parent;

          (iv) executed counterparts of the Conveyance Agreements and the Easement Agreements;

          (v) a legal opinion from counsel to Buyer and Parent in the form attached hereto as Exhibit 2.4(b)(v) (the "Buyer's Legal Opinion" ); and

          (vi) any other agreements, documents, instruments and writings required to be delivered by Buyer and Parent to Sellers at or prior to the Closing pursuant to this Agreement.

                                       4
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                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Sellers hereby represent and warrant to Buyer and Parent that as of the date first above written and the Closing Date as follows:

      3.1 ORGANIZATION AND AUTHORITY. (a) AAP is a limited partnership duly organized and validly existing under the laws of the State of Texas, is duly qualified to transact business in the States of Arizona, California, New Mexico and Texas, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by AAP have been duly and validly authorized by all necessary partnership action of AAP.

     (b) PAA is a limited partnership duly organized, validly existing under the laws of the State of Delaware, is duly qualified to transact business in the State of Texas, and has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by PAA have been duly and validly authorized by all necessary partnership action of PAA.

      3.2 EXECUTION AND EFFECT. This Agreement has been (and at Closing each other agreement, instrument, certificate, exhibit, schedule or documents (each an "Ancillary Agreement") that is required by this Agreement to be executed and delivered by Sellers at Closing will be) duly and validly executed and delivered by Sellers and assuming the due authorization, execution and delivery of this Agreement (and such other agreements) by Buyer and Parent, constitutes (or at Closing will constitute) a valid, binding and enforceable obligation of Sellers; subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.3 NO VIOLATION.  Assuming receipt of the approvals described in Exhibit
3.3 (the "Required Consents") and subject to Section 5.5, neither the execution and delivery of this Agreement by Sellers nor the consummation by Sellers of the transactions contemplated hereby (a) violates any provision of the Amended and Restated Agreement of Limited Partnership of AAP or the Second Amended and Restated Agreement of Limited Partnership of PAA, (b) constitutes a breach of or default under (or an event that, with the giving of notice or passage of time or both, would constitute a breach of or default under), or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon Sellers' interest in the Sale Property under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which Sellers are a party or by which Sellers or any of their assets are bound (provided, however, that this Section 3.3(b) shall not be construed as constituting a representation or warranty as to either (i) whether or not the consent of any third party is required to assign any of the Sale Property or (ii) the effect of failing to obtain any such required consent) or
(c) to the knowledge of Sellers violates any statute, law, regulation or rule, or any judgment, decree, order, writ or injunction of any court or governmental authority applicable to Sellers or the Sale Property.

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      3.4 TITLE TO FEE PROPERTY.  The real property identified in Exhibit B hereto constitutes all of the real property comprising and used in connection with the Pipeline System, other than the Excluded Property and the Transitional Property. AAP has good and defensible title to all real estate identified in Exhibit B, free and clear of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, except for the following (collectively, the "Permitted Encumbrances"):

     (a) Any state of facts that an accurate survey would show, in each case including any easements, rights of way or encroachments;

     (b) Restrictions, easements, rights of way, exceptions, reservations, covenants, terms and conditions (i) contained in prior instruments of record in the chain of title to such property or (ii) otherwise validly burdening such property (to the extent previously disclosed or made available in writing by Sellers to Buyer and Parent);

     (c) Any lien for taxes that are not yet due and payable;

     (d) Pre-printed standard Schedule A exceptions or exclusions from coverage in an owner's policy of title insurance on a standard form issued by a reputable title insurance company operating in the area where the property in question is located;

     (e) Materialmen's, mechanic's, repairmen's, employees', contractors', tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged by AAP in the ordinary course of business no later than 90 days after the Closing Date (unless being contested in good faith at such time but in that event no later than 270 days) or, if delinquent, that are being contested in good faith by appropriate action;

     (f) All required third-party or governmental consents to assignment that will not have a material adverse effect on the ownership or operation of the Sale Property if not obtained;

     (g) All rights reserved to or vested in any governmental, statutorial or public authority to control or regulate any of the real property interests constituting a part of the Sale Property;

     (h) Any matters that are waived or otherwise released by Buyer or Parent in writing or satisfied by Sellers on or prior to the Closing Date; and

     (i) Other minor defects (i.e., any encumbrances affecting the property that individually or in the aggregate are not such as to materially and adversely affect the ownership or operation of the Sale Property).

      3.5 TITLE TO RIGHTS OF WAY. (a) The Rights of Way as identified in Exhibit C constitute all of the Rights of Way encompassing or relating to the Pipeline System, and AAP has good and defensible title to the Rights of Way, free and clear of all liens, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, except for the Permitted Encumbrances.

     (b) Although Sellers believe that certain portions of the Rights of Way and the Additional Property identified on Exhibit C and Exhibit E provide for and allow the installation, operation and maintenance of fiber optic conduit, fibers and other fiber optic improvements (the "Fiber Optic Rights"), Sellers make no representation that any such Right of Way or Additional Property will permit Buyer to use the Fiber Optic Rights without additional agreements for such use between Buyer and the grantor of the Right of Way or Additional Property. Buyer and Parent acknowledge that they have reviewed the documents creating the Rights of Way and the Additional Property, and that they are accepting the risk that certain of the Rights of Way and Additional Property may not provide Fiber Optic Rights across certain property.

      3.6 TITLE TO PERSONAL PROPERTY. AAP has good title to all personal property included in the Sale Property, free and clear of all liens, claims, charges, mortgages, security interests, pledges or other encumbrances of any nature whatsoever, except for the Permitted Encumbrances (to the extent same pertain to or affect personal property).

      3.7 LITIGATION. Except as set forth in Exhibit 3.7 (a) there are no judgments, orders, writs or injunctions of any court or governmental authority or other regulatory or administrative agency, commission or arbitration panel, domestic or foreign, presently in effect or pending against Sellers with respect to its interest in the Sale Property or the operation thereof, and (b) there are no claims, actions, suits, proceedings, or investigations by or before any court or governmental authority or other regulatory or administrative agency, commission or arbitration panel pending by or against Sellers with respect to its interest in the Sale Property or the operation thereof.

      3.8 COMPLIANCE WITH APPLICABLE LAW.  Except (a) as disclosed in Exhibit
3.8 and (b) with respect to Environmental Requirements (as defined in Section 9.2(e) below), which are addressed in Section 3.11(b) below, AAP is in compliance with all material provisions of all laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its operation and use of the Sale Property as presently conducted and AAP has not received any written notification, and is not aware of any planned written notification, that it is not presently in compliance therewith.

      3.9 TAXES. All returns required to be filed by federal, state or local laws with respect to the Sale Property or its operations prior to Closing have been filed by AAP or will be filed prior to Closing, and all taxes (other than income taxes) imposed or assessed, whether federal, state or local, on the Sale Property, which are due or payable for any period ending on or prior to the Closing Date, have been or will be paid prior to Closing.

      3.10 PREFERENTIAL PURCHASE RIGHTS. There are no preferential purchase rights, options, or other rights in any person or entity, not a party to this Agreement, to purchase or acquire any interest in the Sale Property, in whole or in part, as a result of the transactions contemplated by this Agreement.

      3.11 ENVIRONMENTAL MATTERS. (a) Except as disclosed in Exhibit 3.11, (i) Sellers have not received any written notification that asserts (and do not have any knowledge) that any portion of the Sale Property is not in compliance with applicable Environmental Requirements and (ii) no condition exists on any Sale Property which would give rise to any obligations or liabilities under any applicable Environmental Requirements; and (iii) there are no published claims or notices that any person or entity is or may be a potentially responsible person ("PRP") or otherwise liable in respect of any Sale Property under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous state law.

     (b) Except for such permits, licenses and authorizations as are not material to the ownership or operation (as described in Section 15.17) of the Pipeline System, all of the permits, licenses, and other governmental authorizations required by applicable Environmental Requirements for AAP to own or operate (as described in Section 15.17) the Pipeline System (i) have been granted by the appropriate authority and (ii) are valid and in full force and effect. To the knowledge of Sellers, there are no material actions or proceedings for the revocation thereof or any other material action or proceeding before any governmental department, commission, board, bureau, agency, court, or instrumentality involving the permits and licenses.

      3.12 DISCLOSURE.  The representations and warranties contained in this
Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading. To the Sellers' knowledge, there is no fact that has not been disclosed in this Agreement, the Exhibits or the written materials or data made available to Buyer or Parent pursuant to Section 5.3 below that has or could be reasonably expected to impair the ability of either Seller to perform this Agreement, any undertaking herein or the transactions contemplated hereby.

      3.13 ALL PROPERTY. The Sale Property constitutes all of the assets, rights and property of any kind, other than the Additional Property, the Excluded Property and the Transitional Property, used by the Sellers or any of their affiliates in connection with the Pipeline System.

      3.14 FREE OF CONTRACTS. Upon cancellation of the AAP FERC Tariffs, neither of the Sellers, any of their affiliates nor the Sale Property is subject to any contract, agreement, arrangement or understanding (whether written or oral), requiring the transmission of anything through the Sale Property at any time from and after the Closing Date.

      3.15 PURGED OF OIL. On the Closing Date, the Sale Property shall be free of all crude oil, petroleum products and petrochemicals. For the purposes hereof, the purging from the Sale Property of no less than 99.5% of the aggregate volume of the Pipeline System shall be deemed to satisfy this Section 3.15.

      3.16 NO UNSATISFIED LIABILITIES. There are no debts, liabilities or obligations of the Sellers secured by the Sale Property other than such debts, liabilities or obligations that will be satisfied, or the security interest released, in full at or prior to Closing.

                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and Parent hereby represent and warrant to Sellers as follows:

      4.1 ORGANIZATION AND AUTHORITY. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is (or on or prior to the Closing will be) duly qualified to transact business in the States of Arizona, California, New Mexico and Texas and has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer and Parent have been duly and validly authorized by all necessary action of Buyer and Parent.

      4.2 EXECUTION AND EFFECT. This Agreement has been (and at Closing each other agreement that is required by this Agreement to be executed and delivered by Buyer and Parent at Closing will be) duly and validly executed and delivered by Buyer and Parent and, assuming the due authorization, execution and delivery of this Agreement (and such other agreements) by Sellers, constitutes (or at Closing will constitute) a valid, binding, and enforceable obligation of Buyer and Parent; subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.3 NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (a) violates any provision of the Certificate of Incorporation or Bylaws of either Buyer or Parent, (b) constitutes a material breach of or default under (or an event that, with the giving of notice or passage of time or both, would constitute a material breach of or default under), or will result in the termination of, or accelerate the performance required by, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Buyer or Parent under, any material contract, commitment, understanding, agreement, arrangement or restriction of any kind or character to which either of Buyer or Parent is a party or by which Buyer, Parent or any of their assets are bound, or (c) violates in any material respect any statute, law, regulation or rule, or any judgment, decree, order, writ or injunction of any court or governmental authority applicable to Buyer, Parent or any of their assets.

      4.4 SUFFICIENCY OF FUNDS. Parent has, and at Closing Buyer will have, funds sufficient to consummate the transactions contemplated hereby.

                                   ARTICLE V
                OTHER AGREEMENTS AND OBLIGATIONS OF THE PARTIES

      5.1 TARIFFS. AAP will cause all of its existing FERC tariffs, rules and regulations governing interstate transportation of materials in the Sale Property (the "AAP FERC Tariffs") to be canceled prior to the Closing Date.

      5.2 CONDUCT OF BUSINESS PENDING CLOSING. From the date hereof through the Closing Date, Sellers shall not, without the prior written consent of Buyer or
Parent:

     (a) sell, transfer, encumber, or otherwise dispose of any assets comprising the Sale Property;

     (b) enter into any agreements, commitments or contracts affecting the Sale Property other than as contemplated by this Agreement;

     (c) release or waive any claims, rights or causes of action pertaining to the Sale Property;

     (d) enter into any utility, relocation or similar agreements that would obligate Buyer to incur utility, relocation or similar costs with respect to the Sale Property;

     (e) agree or commit to do any of the foregoing; or

     (f) operate the Sale Property in any manner other than as contemplated by this Agreement.

      5.3 ACCESS TO BOOKS, RECORDS AND FACILITIES. (a) Prior to the Closing Date, Sellers will permit Buyer and Parent reasonable access during normal business hours, upon such advance notice to Sellers as is reasonable under the circumstances existing at the time notice is given, to the Sale Property and the books, contracts, commitments and records pertaining thereto (including information pertaining to any outstanding litigation with respect to the Sale Property), and will furnish Buyer and Parent during such period with such information concerning AAP's ownership and operation of the Sale Property as Buyer and Parent may reasonably request.

     (b) Buyer and Parent agree to protect, indemnify, defend and hold harmless Sellers, their general partner and their directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection with personal injuries, including death, or property damage to the extent caused by Buyer or Parent and arising out of or relating to the access of Buyer, Parent and any of their officers, employees and representatives to the Sale Property and the records and other information relating thereto as permitted under this Agreement.

      5.4 MUTUAL ASSURANCE; COOPERATION. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Parties' respective obligations hereunder to be satisfied and to consummate and make effective the transactions contemplated by this Agreement and shall use its commercially reasonable efforts to obtain promptly all waivers, permits, consents and approvals of, and to effect all registrations, filings and notices with or to, third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of the Parties undertakes and agrees to file as soon as practicable (and in any event not later than ten days after the date hereof) a Notification and Report Form under the HSR Act. Buyer shall pay all filing fees attributable to such filing. To the extent it is reasonable to do so under the circumstances (taking into account any applicable time constraints and the materiality of the particular notice), all notices to third parties shall be jointly coordinated between the Parties.

      5.5 ASSIGNMENTS REQUIRING CONSENTS, PREFERENTIAL PURCHASE RIGHTS. (a) To the extent that the assignment of any rights of AAP under leases, easements, rights of way, permits, including permits relating to environmental laws or any occupational health or safety laws, licenses, franchises or any other assets comprising a part of the Sale Property shall require the consent of any other party thereto, Sellers shall, subject to the terms of Section 5.4, use reasonable commercial efforts to promptly obtain all required consents prior to Closing and if not so obtained, for a reasonable time following Closing. The refusal of any of said other parties (other than an affiliate that controls, is controlled by or under common control with the Sellers) to give such consent or the fact that the attempted assignment of any rights by Sellers is ineffective shall not constitute a breach of any of the representations, warranties or covenants of Sellers hereunder, including, without limitation, the representation and warranty in Section 3.3(b), provided that Sellers have complied with Section 5.4 above and, further, have assisted Buyer and Parent in making or seeking alternative arrangements (including, but not limited to, granting right-of-way licenses to Buyer). Buyer and Parent also agree that they shall have no claim against Sellers based upon any failure to obtain a consent necessary to assign any portion of the Sale Property (provided that Sellers shall otherwise have complied with the terms of this Agreement).

     (b) In each instance where such consents cannot be obtained prior to the Closing, Sellers shall, for no additional consideration, to the extent permitted by applicable law or the terms of the applicable contract, enter into such alternative arrangements and agreements with Buyer and Parent as may be appropriate in order to permit Buyer to realize, receive, and enjoy substantially similar rights and benefits and to enable Buyer to conduct the operation of the Pipeline System until such consents are obtained. If, after the exercise of efforts consistent with the standard set forth in clause (a) immediately above, any such consents are not obtained, to the extent permitted by applicable law or the terms of the applicable contract, Sellers shall cooperate with Buyer and Parent in any reasonable efforts of Buyer and Parent to provide for alternative arrangements (including, but not limited to, the obtaining by Buyer of new right-of-way licenses) designed to provide for the benefit of Buyer any and all rights of AAP in and to such right-of-way grant. To the extent an assignment of a right-of-way grant is prohibited by law or otherwise, nothing herein shall constitute or be construed as an attempt of an assignment thereof.

      5.6 PUBLICITY. Each of the Parties shall consult with the other in advance of issuing or permitting any of its affiliates or representatives to issue any press release or otherwise make any public statement with respect to the transactions contemplated hereby, including the signing of this

Agreement, and shall obtain the prior approval of the other Party as to the content of any such disclosure, which approval shall not be unreasonably withheld. This provision shall not apply, however, to any announcement or written statement that, upon advice of counsel, is required by law or the rules and regulations of the New York Stock Exchange to be made, except that any Party required to make such announcement or statement shall, whenever practicable, consult with the other Party concerning the timing and content of such announcement or statement before it is made.

      5.7 NOTICE REGARDING REPRESENTATIONS AND WARRANTIES. Prior to the Closing, Sellers, Buyer and Parent each shall promptly notify the other of any matter that it becomes aware of that would (a) cause the responsible Party's representations and warranties to be untrue in any material respect as of the Closing Date, (b) constitute a breach of any of their agreements and covenants hereunder or (c) result in a Party's inability to satisfy any condition to Closing contained in Articles VI or VII.

      5.8 SELLER'S ENVIRONMENTAL, REMOVAL AND REMEDIATION OBLIGATIONS. (a) Sellers shall, at their own cost and expense, within eight months following the Closing Date, remove from the pump and heater station sites identified on Exhibit F(b)-(q) all underground station piping, turbines, pumps and other facilities and equipment not included in the Sale Property. Sellers shall undertake and complete such remediation and removal in accordance with all applicable Environmental Requirements and other laws and regulations, and shall undertake and complete all remediation or other activities in connection with such removal in order to comply with any applicable Environmental Requirement. Sellers agree to protect, indemnify, defend and hold harmless Buyer and Parent, and their directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including without limitation courts costs and reasonable attorneys' fees) in connection with personal injuries, including death, or property damage to the extent caused by Sellers or arising out of or relating to the activities conducted pursuant to this Section 5.8 by Sellers their partners, officers, employees, and representatives.

     (b) During the eight month period referred to in Section 5.8(a), including any extensions of such period as provided for in Section 5.8(c), Sellers shall have sole discretion and control over the removal and remediation methods and operations to be conducted by Sellers, and Buyer and Parent shall grant Sellers sufficient access to the Sale Property to enable Sellers to complete such removal and remediation; provided, however, that Sellers shall use commercially reasonable efforts to minimize interference with Buyer's operations. Buyer and Parent acknowledge that such actions may include on-site remediation.

     (c) Sellers shall use their commercially reasonable efforts to complete the removal and remediation required by Section 5.8(a) within eight months of the Closing Date. To the extent that Sellers experience delays (other than delays resulting from the Sellers' actions or failure to act) related to obtaining permits or other approvals necessary to conduct the removal and remediation operations required by Section 5.8(a), the eight month period shall be extended by the length of time required for Sellers to obtain such permits or regulatory approvals.

     (d) In connection with the removal of underground station pipeline, turbines, pumps and other facilities pursuant to this Section 5.8, Sellers shall use recognized and duly licensed contractors and shall, at Buyer's request, to the extent transferable, assign to Buyer all guarantees, indemnifications and performance bonds, if any, provided by such contractors to the Sellers.

     (e) With regard to the personal property identified as retained by Sellers on Exhibit F(b)-(q) hereto (the "Transitional Property"), such Transitional Property shall remain the property of Sellers, but Sellers shall have no obligation, under this Section 5.8 or otherwise, to remove such property, and all costs, expenses and liabilities concerning the maintenance, removal or use of such property shall be the sole and exclusive obligation of Buyer. Buyer shall have the obligation to deliver the Transitional Property to Sellers as soon as reasonably practicable, but if the Transitional Property has not been delivered by June 1, 2001, the Buyer shall purchase the Transitional Property from Sellers at a salvage value reasonably agreed upon by the Parties.

      5.9 NO SOLICITATION OF EMPLOYEES. For a period of one year following the Closing, Buyer and Parent will not, without Sellers' prior written consent, directly or indirectly, (i) cause or attempt to cause any employee of Sellers to terminate his or her employment relationship with Sellers (or their general partner), (ii) interfere or attempt to interfere with the relationship between the Sellers and any employee of Sellers (or their general partner) or (iii) solicit or attempt to solicit any employee of Sellers (or their general partner); provided, however, that the restrictions set forth in this Section 5.9 shall not be applicable with respect to any employee who is terminated by Sellers (or their general partner) after the Closing or who is solicited by Buyer or Parent with the written consent of Sellers.

      5.10 ESCROW AGENT. If required under Article X, the Parties will appoint an escrow agent and execute an escrow agreement on terms reasonably satisfactory to the Parties.


                                  ARTICLE VI
                 CONDITIONS TO OBLIGATIONS OF BUYER AND PARENT

     The obligations of Buyer and Parent to effect the transactions contemplated by this Agreement on the Closing Date shall be subject to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Article VI (unless waived in writing by Buyer and Parent).

      6.1 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties made by Sellers in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for any changes contemplated by the terms of this Agreement or consented to by Buyer and Parent in writing.

      6.2 PERFORMANCE. Sellers shall have performed and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including having obtained the Required Consents identified on
Exhibit 3.3.

      6.3 OFFICER'S CERTIFICATE. The corporate general partner of the Sellers shall have delivered to Buyer a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Sellers that the conditions set forth in Section 6.1 and 6.2 have been fulfilled.

      6.4 HSR ACT WAITING PERIODS. All filings applicable to this Agreement or the transactions contemplated hereby under the HSR Act shall have been made and the waiting period and any extensions thereof, with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

      6.5 LITIGATION. No action or proceeding shall be pending against Buyer or Parent in any court of law or by any administrative or governmental agency on the Closing Date, wherein an unfavorable judgment, decree or order could prevent, make unlawful or materially affect the consummation of the transactions contemplated by this Agreement or materially affect the Sale Property.

      6.6 SALE OF LINEFILL. Sellers shall have completed the purging of not less that 99.5% of the aggregate volume of crude oil linefill including all other petroleum products and petrochemicals contained in the Pipeline System in accordance with AAP's contractual arrangements with Nigen. Sellers shall have made all payments required to be paid through the Closing Date pursuant to such contractual arrangements.

      6.7 RECEIPT OF CANCELLATION OF TARIFF. Sellers shall have received evidence of the cancellation of the AAP FERC Tariffs as required under Section 5.1.

                                  ARTICLE VII
                       CONDITIONS TO SELLERS' OBLIGATIONS

     The obligations of Sellers to effect the transactions contemplated by this Agreement on the Closing Date shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions (unless waived in writing by Sellers):

      7.1 REPRESENTATIONS AND WARRANTIES TRUE. All representations and warranties of Buyer and Parent contained herein shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for any changes contemplated by the terms of this Agreement or consented to by Sellers in writing.

      7.2 PERFORMANCE. Each of Buyer and Parent shall have performed and complied with, in all material respects, all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date and Sellers shall have obtained the Required Consents identified on Exhibit 3.3.

      7.3 OFFICER'S CERTIFICATE. Each of Buyer and Parent shall have delivered to Sellers a certificate of a corporate officer, dated the date of Closing, certifying on behalf of each of Buyer and Parent that the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

      7.4 HSR ACT WAITING PERIODS. All filings applicable to this Agreement or the transactions contemplated hereby under the HSR Act shall have been made and the waiting period (and any extensions thereof) thereunder with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

      7.5 LITIGATION. No action or proceeding shall be pending against Sellers in any court of law or by any administrative or governmental agency on the Closing Date, wherein an unfavorable judgment, decree or order could prevent, make unlawful or materially affect the consummation of the transactions contemplated by this Agreement.

      7.6 RECEIPT OF CANCELLATION OF TARIFF. Sellers shall have received evidence of the cancellation of the AAP FERC Tariffs as required under Section 5.1.


                                 ARTICLE VIII
            BUYER AND PARENT'S ASSUMPTION OF RIGHTS AND OBLIGATIONS

      8.1 ASSUMPTION OF OBLIGATIONS. Without limiting Buyer's and Parent's obligations under the indemnification provisions of this Agreement, from and after the Closing Date, Buyer and Parent agree to pay, perform and discharge all liabilities and obligations (other than Excluded Liabilities), under the contracts, agreements and instruments listed on Exhibits C, D and E, only to the extent that such obligations accrue or arise out of or in respect of the Sale Property and solely from and after Closing.

      8.2 FURTHER ASSURANCES REGARDING ASSUMPTION OF LIABILITIES. Upon the request of Sellers, Buyer and Parent agree to execute and deliver mutually agreeable, specific assumption agreements with respect to the obligations and liabilities assumed by Buyer and Parent pursuant to Section 8.1.


                                  ARTICLE IX
                    SURVIVAL OF OBLIGATIONS; INDEMNIFICATION

      9.1 SURVIVAL OF OBLIGATIONS. The representations, warranties, covenants, agreements and indemnification obligations of the Parties under this Agreement shall survive the Closing for a period of three years and any claim with respect thereto must be made on or before the third anniversary of the Closing Date; except that (i) any claim with respect to the breach of Section 3.9 may be made if Buyer shall have notified Seller on or before the date upon which the applicable tax period, including any period for recovery of a deficiency, is closed and (ii) the indemnification obligations contained in Section 9.4 (x) shall survive without limitation with respect to any claims based on or arising out of crude oil contamination and (y) shall survive for a period of three years with respect to all other claims made pursuant to Section 9.4, and any claim with respect thereto must be made on or before the third anniversary of the Closing Date.

      9.2 DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings indicated:

     (a) "Damages" shall mean losses, damages (whether compensatory, punitive, consequential, or special in nature), obligations, liabilities, demands, claims, costs and expenses (including, but not limited to, reasonable attorneys' fees, expenses and court costs), whether suffered by a Party or a third party and whether resulting from or consisting of injury to or death of any person or persons or damage to or loss of any property.

     (b) "Environmental Damages" shall mean Damages, together with the costs of remediation including, but not limited to, reasonable consultant and lab fees, that arise out of or relate to the Sale Property under any Environmental Requirements.

     (c) "Sellers" shall mean, when Sellers are indemnifying parties, Plains All American Pipeline, L.P., Plains All American Inc., Plains Marketing, L.P. and All American Pipeline, L.P., and their successors or assigns (collectively, the "Plains Parties"), but shall specifically exclude Plains Scurlock Permian, L.P. and Plains Resources Inc. and its subsidiaries other than the Plains Parties; and when Sellers are indemnified parties, the Plains Parties and their affiliates, successors and assigns, and any of their general partners, employees, officers, directors, agents and representatives, including Plains Scurlock Permian, L.P. and Plains Resources Inc. and its subsidiaries other than the Plains Parties.

     (d) "Buyer" shall mean, when Buyer is an indemnifying party, EPNG Pipeline Company, and its successors or assigns; and when Buyer is an indemnified party, EPNG Pipeline Company, its stockholders, their subsidiaries, affiliates, successors and assigns, and any of their employees, officers, directors, agents, and representatives.

     (e) "Environmental Requirements" shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, as amended, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, and the states and political subdivisions thereof, and all principles of common law, pertaining to the health, safety or protection of the environment, and/or damages to, including, without limitation, CERCLA, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, and the Oil Pollution Act.

     (f) "knowledge," when used with respect to Sellers, means that which is known, after reasonable inquiry, by any of the following individuals in their respective areas of responsibility: Greg Armstrong (Chief Executive Officer), Harry Pefanis (President and Chief Operating Officer), Mark Shires (Vice President - Operations), Larry Dreyfuss (General Counsel), Mike Madden (Manager
- Land and Contracts), Jordan Janak (Director of Regulatory Compliance & Safety), and Mark Olson (Manager - Western Region Operations).

     (g) "Parent" shall mean, when Parent is an indemnifying party, El Paso Natural Gas Company and its successors or assigns; and when Parent is an indemnified party, El Paso Natural Gas Company, its stockholders, their subsidiaries, affiliates, successors and assigns, and any of their employees, officers, directors, agents, and representatives.

      9.3 DAMAGES. (a) Subject to the terms and conditions of this Article IX and except with respect to (x) Environmental Damages, which are dealt with exclusively in Section 9.4 below and (y) any liabilities associated with Sellers' remediation obligations, which are dealt with exclusively in Section
5.8 above, Sellers shall indemnify, defend and hold harmless Buyer from and against, and shall reimburse Buyer for any and all Damages attributable to:

          (i) any breach by Sellers of any representation or warranty of Sellers contained in this Agreement;

          (ii) any breach by Sellers of any covenant or agreement contained in this Agreement;

          (iii) any injury to or death of any person or persons, but only relating to the Sale Property and the activities thereon, including omissions and failures to act, to the extent occurring prior to and up to the Closing Date;

          (iv) any damage to or loss of any third party property relating to the Sale Property and the activities thereon, including omissions and failures to act, to the extent occurring prior to and up to the Closing Date and relating solely to actions or omissions before the Closing Date;

          (v) any violation of or failure to comply with any applicable law, regulation, decree, understanding, ordinance, rule or order relating to the Sale Property and activities thereon, including omissions and failures to act, but only to the extent occurring prior to and up to the Closing Date and relating solely to actions or omissions before the Closing Date;

          (vi) any other obligation or liability based upon or arising out of the ownership or operation of the Sale Property, including claims brought by employees of AAP, to the extent same are attributable to the period prior to and up to the Closing Date and relating solely to actions or omissions before the Closing Date; and

          (vii) all Excluded Liabilities.

     (b) Subject to the terms and conditions of this Article IX and except with respect to Environmental Damages, which are dealt with exclusively in Section
9.4 below, Buyer and Parent shall indemnify, defend and hold harmless Sellers from and against and shall reimburse Sellers for any and all Damages attributable to:

          (i) any breach by Buyer or Parent of any representation or warranty of Buyer or Parent contained in this Agreement;

          (ii) any breach by Buyer or Parent of any covenant or agreement contained in this Agreement;

          (iii) any injury to or death of any person or persons but only relating to the Sale Property and activities thereon, including omissions and failures to act, to the extent occurring from and after the Closing Date;

          (iv) any damage to or loss of any third party property relating to the Sale Property and activities thereon, including omissions and failures to act, to the extent occurring from and after the Closing Date and relating solely to actions or omissions after the Closing Date;

          (v) any violation of or failure to comply with any applicable law regulation, decree, understanding, ordinance, rule or order relating to the Sale Property and activities thereon, including omissions and failures to act, but only to the extent occurring from and after the Closing Date and relating solely to actions or omissions after the Closing Date; and

          (vi) any other obligation or liability based upon or arising out of the ownership or operation of the Sale Property, including claims brought by employees of Buyer, to the extent same are attributable to the period from and after the Closing Date and relating solely to actions or omissions after the Closing Date.

      9.4 ENVIRONMENTAL DAMAGES. (a) Notwithstanding the terms and provisions of Section 9.3 above, but subject to Section 9.4(b) below, Buyer and Parent agree to indemnify, defend, reimburse, and hold harmless Sellers from and against any and all Environmental Damages based on or arising out of any conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions, whether known, unknown, disclosed, undisclosed, fixed or contingent, occurring or existing subsequent to the Closing Date at, on, under, about, within or migrating from any Sale Property resulting from the operation or use of such property by Buyer or Parent, including, without limitation, any such Environmental Damages (except for any such Environmental Damages attributed solely to Sellers' obligations under Section 5.8) arising from noncompliance with any Environmental Requirements or the use, storage, treatment, disposal, generation, transportation or release of any waste or substances at any on-site or off-site location subsequent to the Closing Date, including, but not limited to, remediation of any spills of crude oil subsequent to the Closing Date resulting from construction activities not associated with Sellers' removal of pump and heater station facilities.

     (b) Notwithstanding the terms and provisions of Section 9.3 above, but subject to Section 9.4(a) above, Sellers agree to indemnify, defend, reimburse and hold harmless Buyer from and against any and all Environmental Damages based on or arising out of any conditions, events, circumstances, facts, activities, practices, incidents, actions or omissions, whether known, unknown, disclosed, undisclosed, fixed or contingent, occurring or existing on or prior to the Closing Date at, on, under, about, within or migrating from any Sale Property, including, without limitation, any such Environmental Damages arising from (a) noncompliance with any Environmental Requirements or the use, storage, treatment, disposal, generation, transportation or release of any waste or substances at any on-site or off-site location on or prior to the Closing Date, or (b) in respect of the matters listed on Exhibits 3.7 and 3.11; provided, however, that Sellers shall not indemnify Buyer for any Environmental Damages resulting from Buyer's actions or omissions, whether occurring before or after Closing.

      9.5 INDEMNIFICATION PROCEDURE. (a) In the event that either Party receives written notice of (i) the commencement of any action or proceeding,
(ii) the assertion of any claim by a third party or (iii) the imposition of any penalty or assessment for which indemnity may be sought pursuant to this Article IX, and such Party intends to seek indemnity from the other Party pursuant to this Article IX, such Party shall with reasonable promptness but no later than 15 days following the receipt of such notice (provided, however, that any failure to give such notice will not waive any rights of the Party seeking indemnification except to the extent the rights of the indemnifying party are actually prejudiced), provide the other Party with written notice of such intent, which notice shall include a copy of the written notice received by the Party seeking indemnification and shall specify the nature of and specific basis for such indemnification claim and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand). The Party upon whom a request for indemnification is made shall be entitled to participate in or, at such Party's option, assume control of the defense, appeal or settlement of the action, proceeding, claim, penalty or assessment with respect to which such indemnity has been invoked. The Party that requested indemnification will fully cooperate with the other Party in connection therewith; provided, however, that neither Party shall settle or compromise any action, proceeding, claim, penalty or assessment with respect to which indemnification has been sought without the other Party's prior written consent, which consent shall not be unreasonably withheld.

     (b) In the event either Party has a claim against the other Party pursuant to the indemnification provisions hereof that does not involve a claim or demand being asserted against or sought to be collected by a third party, the Party seeking indemnification shall as promptly as practical send a claim notice to the other Party, which notice shall specify the nature of and specific basis for such claim or demand and the amount or estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand); provided, however, that any failure to give such notice will not waive any rights of the Party seeking indemnification except to the extent the rights of the other Party are actually prejudiced as a result thereof.

     (c) Upon discovery of an event or condition that has or may give rise to a claim pursuant to the indemnification provisions of this Agreement, each of the Parties agree to notify the other Party and use reasonable efforts to cooperate with the other Party to mitigate the damages associated with such condition or event and the remediation or resolution thereof.

      9.6 ADDITIONAL INDEMNITY PROVISIONS. (a) Notwithstanding any other provision of this Article IX, (i) Sellers shall not have an indemnity obligation to Buyer unless and until, and only to the extent that, the aggregate amount of the Damages suffered by Buyer exceeds $1,000,000.

     (b) Buyer and Parent further agree that if Sellers are obligated to indemnify Buyer or Parent pursuant to Section 9.4(b) hereof, Sellers may satisfy such obligation, in their sole discretion and at their sole expense, subject to obtaining regulatory approval, through on-site remediation of the Environmental Damages suffered by Buyer or Parent. Buyer and Parent shall reasonably cooperate with Sellers in conjunction with obtaining such necessary approvals and completing such on-site remediation.

                                   ARTICLE X
                             DAMAGE OR CONDEMNATION

      10.1 DAMAGE OR CONDEMNATION. From the date of execution of this Agreement until Closing, if the Sale Property is damaged or condemned, or condemnation proceedings affecting a portion of the Sale Property are filed, in any such case prior to the Closing Date, such that the costs to repair the damaged property or replace the condemned property, as applicable, exceeds $1,000,000 in the aggregate, Sellers, at their option, shall either (a) deduct from the Purchase Price due at Closing the reasonable cost agreed to by Buyer and Parent to substantially restore such Sale Property to its condition immediately prior to such damage or condemnation, provided that such restoration can be completed by a date reasonably acceptable to Buyer and Parent, (b) at its own expense restore such Sale Property to its condition immediately prior to such damage or condemnation, provided that such restoration can be completed no later than six months after the Closing Date, and provided further that if such restoration has not been completed prior to the Closing Date, at Closing the Sellers shall obtain a performance bond or shall deposit with an escrow agent an amount of money equal to the amount the Buyer and Parent reasonably estimates will be required to complete such restoration or (c) if such costs exceed $20,000,000, Sellers may declare this Agreement terminated without liability to either Buyer or Parent. If prior to the Closing Date the Sale Property has been damaged or condemned such that the total cost of repairing and replacing all such damaged or condemned property (other than damaged or condemned property cured or able to be cured pursuant to clause (a) or (b) immediately preceding) exceeds $20,000,000 and Buyer and Parent do not elect to waive the damage or condemnation, Buyer and Parent may declare this Agreement terminated, without liability to Sellers. Notwithstanding anything to the contrary above, the Parties agree that the $1,000,000 threshold shall not include any damages attributable to the negligent actions of Sellers or their contractors, or their employees or subcontractors; provided, however, that once the $1,000,000 threshold is reached, all damages, regardless of whether caused by Sellers, Parent, Buyer or third parties, shall be subject to the options set forth in clauses (a), (b) or (c) above.

                                  ARTICLE XI
                               DISPUTE RESOLUTION

      11.1 DISPUTE RESOLUTION. (a) The Parties agree that any dispute, disagreement, controversy or claim ("Dispute") between them arising out of or relating to this Agreement or any agreement or document executed by them in connection with this Agreement, including, without limitation, any allegation of default under or breach or violation of any term or provision of this Agreement or such other agreement or document, shall, unless the Parties agree otherwise, be subject to a good faith attempt to resolve the Dispute by mediation in accordance with this Article XI.

     (b) Either Party may initiate a mediation proceeding with respect to a Dispute by a request in writing to the other Party. Upon receipt of such a request by either Party, both Parties will be obligated to engage in a mediation. If the Parties have not agreed within 30 days of the request for mediation on the selection of a mediator willing to serve, either Party may inform the Center for Public Resources ("CPR") of the nature of the Dispute and request it to appoint a member of the CPR Panel of Neutrals as the mediator.

     (c) In the event of the failure of mediation to settle a Dispute in a manner acceptable to all Parties within 60 days following the engagement of a mediator, then either Party may seek all remedies which may be available to it by law.

     (d) The expenses of the mediator and CPR shall be borne equally by the Buyer and Parent and the Sellers.


                                  ARTICLE XII
                            TERMINATION OF AGREEMENT

      12.1 TERMINATION OF AGREEMENT. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

     (a) by Buyer and Parent if Sellers' representations or warranties hereunder are not true and correct in all material respects or Sellers have failed to perform in any material respect any of its covenants or obligations hereunder, and such material breach or failure has not been cured or corrected by Sellers as provided in Section 12.3;

     (b) by Seller if Buyer's and Parent's representations or warranties hereunder are not true and correct in all material respects or Buyer and Parent have failed to perform in any material respect any of its covenants or obligations hereunder, and such material breach or failure has not been cured or corrected by Buyer and Parent as provided in Section 12.3;

     (c) by Buyer and Parent, pursuant to the termination right provided in
Section 10.1;

     (d) by either Party if the other Party becomes insolvent, files a voluntary petition for bankruptcy, becomes a party to any involuntary bankruptcy or receivership proceeding that is not dismissed within 30 days of its filing or commencement or makes an assignment for the benefit of creditors;

     (e) by mutual agreement of the Parties; and

     (f) by either Party if the Closing does not occur by April 30, 2000; provided, however, that if the Parties have not received FTC approval of the transactions contemplated in this Agreement prior to April 30, 2000, Closing may be delayed by either Party until no later than ten days after receipt of FTC approval, but no later than December 31, 2000;

provided, further, that no Party may exercise any right of termination pursuant to this Agreement if the event giving rise to such termination right directly resulted from the failure by such Party to fulfill any material undertaking or commitment provided for herein that is required to be fulfilled by such Party prior to the Closing.

      12.2 PROCEDURE UPON TERMINATION. In order to terminate this Agreement pursuant to Section 12.1 hereof, written notice shall forthwith be given by the Party electing to terminate this Agreement to the other Party and, except as provided by Section 12.3 hereof, if applicable, and

Section 12.4 hereof, this Agreement and the transactions contemplated by this Agreement shall thereupon be terminated and abandoned, without further action by Buyer and Parent or Sellers. If the transactions contemplated by this Agreement are terminated and abandoned as provided herein:

     (a) each Party will promptly redeliver to the other Party or certify the destruction of all documents, work papers and other material furnished by such Party relating to the transactions contemplated hereby (including all copies made thereof), whether so obtained before or after the execution hereof; and

     (b) all confidential information received by any Party with respect to the other Party or any of its affiliates shall be treated in accordance with the Confidentiality Agreement between the Parties, dated November 4, 1999.

      12.3 RIGHT TO CURE. (a) Any termination notice delivered by one Party pursuant to the termination right referenced in Section 12.1(a) or Section 12.1(b) of this Agreement shall be effective only if it specifies in reasonable detail the applicable breach of representation or warranty by Sellers or material undertaking or commitment failed to be fulfilled by the other Party. The other Party shall then have the right for 30 days following receipt of such notice to elect, by written notice to the first Party, to remedy such failure; in such event, this Agreement shall not be terminated, but rather shall remain in force and effect during such 30-day period, so long as the other Party is engaged in a good faith effort to remedy the failure identified by the first Party in its notice and remedy is effected within such 30 days.

     (b) Upon receipt from Buyer of a termination notice delivered by Buyer pursuant to the termination right referenced in Section 12.1(c), Sellers shall have the right, for a period of up to 30 days following receipt of such notice of termination, to attempt to cure to the reasonable satisfaction of Buyer the problem or defect identified by Buyer. If Sellers fail to cure or provide for the curing of such problem or defect to the reasonable satisfaction of Buyer, this Agreement shall terminate as of the end of such 30-day period. If Sellers cure or provide for the curing of such problem or defect to the reasonable satisfaction of Buyer, this Agreement shall not be terminated on account of such problem or defect and Buyer and Parent shall be deemed to have waived any rights hereunder against Sellers, and Sellers shall have no liability to Buyer or Parent, as a result of such problem or defect.

      12.4 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific Terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the subject matter of this Agreement, in addition to any other remedy to which it may be entitled, at law or in equity.

                                 ARTICLE XIII
                       TAXES -PRORATIONS AND ADJUSTMENTS

      13.1 PRORATION. Proration of the following items relating to the Sale Property will be made as of the Closing Date on the basis of the number of days before and after the Closing Date that are included in the period, with all such items attributable to any period prior to and including the Closing Date being for the sole account of Sellers and all such items attributable to any period after the Closing Date being for the sole account of Buyer:

     (a) water taxes on or with respect to the Sale Property (there will be an initial proration of such taxes, if necessary, based on the most recent tax bills plus or minus any increase or decrease known as of the Closing Date and a final proration based on the actual tax bills relating thereto; such final proration and remittance of any balance due shall be accomplished between Buyer, Parent and Sellers promptly following receipt of the actual tax bills and determination of amounts owed);

     (b) personal property, ad valorem and real estate taxes on or with respect to the Sale Property (such taxes will be prorated based on the most recent tax bills, plus or minus any increase or decrease known as of the Closing Date and a final proration based on the actual bills relating thereto; the owner of record on the assessment date shall file all required reports and returns and shall pay all such taxes due with respect to the tax period within which the Closing Date occurs; if AAP is the owner of record on the assessment date, then Buyer shall pay its prorated portion of taxes within 30 days after receipt of AAP's invoice therefor; if Buyer is the owner of record on the assessment date, AAP shall pay its prorated portion of taxes within 30 days after receipt of Buyer's invoice therefor);

     (c) the amount of rents and charges for water, sewer, telephone, electricity and other utilities and fuel;

     (d) such other amounts and charges as are normally subject to proration between a buyer and a seller of real and personal property interests such as rents, fees and other amounts paid by or to AAP under any lease or other contract or arrangement covering the Sale Property; and

     (e) annual permits and/or inspection fees.

All refunds, credits, debits and liabilities for taxes attributable to the Sellers' interest in the Sale Property for periods prior to and including the Closing Date shall be the sole property and entitlement or detriment of Sellers, and to the extent received or incurred by Buyer or Parent after the Closing Date, Buyer and Parent shall fully disclose, account for, and except as otherwise provided for herein, remit same to or receive same from Sellers promptly. Sellers, Buyer and Parent shall furnish each other with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

      13.2 DEPOSITS. All deposits and prepayments which AAP has made in respect of the operation of the Sale Property as of the Closing Date and which can be transferred to Buyer shall be purchased at their face amounts by Buyer from Sellers on the Closing Date. The amount and nature of such deposits as of the date hereof are set forth in Exhibit 13.2. Prior to the Closing Date, Exhibit 13.2 shall be revised by Sellers to reflect the amount of such deposits as of the Closing Date.

      13.3 SALES TAXES. The Purchase Price provided for hereunder excludes any sales, use, transfer or other taxes required to be paid to any state or other taxing authority in connection with the sale and transfer of property pursuant to this Agreement; however, in the event any taxing authority deems any such tax, fee or levy imposed on or assessed against the transfer of the Sale Property to Buyer under this Agreement, Buyer shall be liable and responsible for timely payment thereof and shall indemnify and hold Sellers harmless with respect to the payment of any such taxes, fees or levies, including any interest or penalties assessed thereon. Buyer shall also pay all fees for recording all instruments of conveyance or applications for permits or licenses or the transfer thereof relating to the transfer of the interests included in the Sale Property.

      13.4 COOPERATION. Each Party shall provide the other Party with reasonable access to all relevant documents, data and other information which may be required by the other Party for the purpose of preparing tax returns and responding to any audit by any taxing jurisdiction. Each Party shall cooperate with all reasonable requests of the other Party made in connection with determining or contesting tax liabilities attributable to the Sale Property. Notwithstanding anything to the contrary contained in this Agreement, neither Party to this Agreement shall be required at any time to disclose to the other Party any tax returns or other confidential tax information.

      13.5 DOCUMENT RETENTION. (a) (i) Within 120 days after Closing, Sellers shall turn over to Buyer at AAP's offices the originals (or copies where originals are not available) of the following types of records and information relating to the Sale Property, in each case to the extent same are reasonably necessary for the ownership of the Pipeline System by Buyer: maps, alignment sheets, drawings, photographs, videotapes, studies, analyses, assessments, reports, operating records and data, leak and spill reports, upset reports, information and data on hard drives in the form of computer tapes and disks, correspondence, inventory records, test records, delivery tickets, and any other letters, memos, instruments, contracts, leases, right-of-way grants, permits, and documents which evidence or memorialize the business and operations of the Pipeline System. However, if a right-of-way grant would contain a pipeline which is part of the Pipeline System and a pipeline which will be retained by AAP, AAP shall retain the original of such right-of-way grant and shall at its own expense provide a copy of the entire file for such right-of-way grant to Buyer. Sellers and Buyer agree to cooperate with each other and act in good faith in connection with the turnover of records and information pursuant to this Section 13.5.

          (ii) Subject to the provisions of 13.5(b), Buyer and Parent agree that all books and records delivered to Buyer and Parent by Sellers pursuant to the provisions of this Agreement shall be open for inspection by representatives of Sellers at reasonable times and upon reasonable notice during regular business hours following the Closing Date for such period as may be required by law or governmental regulation, and that Sellers may during such period at its expense make such copies thereof as it may reasonably request; provided, however, that Buyer and Parent may condition Sellers' access to such books and records upon the adequate protection of information concerning Buyer's post-Closing affairs. Sellers agree that such documents and materials as shall be retained by Sellers shall be open for inspection by Buyer and Parent, provided such inspection is related to the Sale Property, or the conduct of business or the operation of the Sale Property at reasonable times and upon reasonable notice during regular business hours for such period following the Closing Date as may be required by law or governmental regulation, and that Buyer and Parent may during such period at its expense make such copies thereof as it may reasonably request.

     (b) From and after the Closing Date, Sellers and Buyer and Parent each shall use its reasonable efforts to afford the other access to its employees who are familiar with the operations of the Sale Property for proper corporate purposes, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all expenses (including wages and salaries) reasonably incurred by either Party in connection with this Section 13.5(b) shall be paid or promptly reimbursed by the Party requesting such services.

      13.6 PAYABLES. Notwithstanding the Closing and except to the extent covered by Sections 13.1 through 13.3, all of the accounts payable due to third parities by AAP based upon its ownership or operation of the Pipeline System through the Closing Date shall be paid and borne by AAP.


                                  ARTICLE XIV
                    INDEPENDENT INVESTIGATION AND DISCLAIMER

      14.1 INVESTIGATION OF BOOKS AND RECORDS. Each of Buyer and Parent acknowledge that (a) it has had or, assuming Sellers comply with their obligations set forth in Section 5.3(a), will have prior to the Closing, access to the Sale Property, the books and records relating thereto and the officers and employees of Sellers and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, it has relied solely on the basis of its own independent investigation and examination of the Sale Property itself, such books and records, and the express representations, warranties, covenants and agreements of Sellers set forth in this Agreement.

      14.2 INVESTIGATION OF ENVIRONMENTAL CONDITIONS. Except as limited pursuant to the terms of Section 5.8, Buyer and Parent acknowledge that (a) it has had, or, assuming Sellers comply with Section 5.3, prior to the Closing Date will have had, access to and an opportunity to inspect the Sale Property for all purposes, including, without limitation, for the purposes of detecting the presence of hazardous or toxic substances, environmental hazards as other contamination or pollution, (b) it has, or prior to the Closing Date will have, satisfied itself as to the physical and environmental condition of the Sale Property and, except as specifically set forth in this Agreement, agrees that the assignment of the Sale Property on the Closing Date shall be on an "AS IS, WHERE IS, WITH ALL FAULTS" basis, and (c) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and Parent have relied solely on its own independent investigation of the Sale Property, the records and environmental reports related thereto and the express representations, warranties and covenants and agreements of Sellers in this Agreement. AAP MAKES NO, AND EXPRESSLY DISCLAIMS AND NEGATES ANY, REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY TESTS, EVALUATIONS OR REPORTS CONDUCTED OR

PREPARED BY OR ON BEHALF OF AAP PERTAINING TO THE ENVIRONMENTAL CONDITION OF THE SALE PROPERTY.

      14.3 FURTHER DISCLAIMER. Buyer and Parent further acknowledge that, except as expressly set forth in this Agreement, Sellers have not made, AND HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE SALE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (II) THE ACCURACY OR COMPLETENESS OF EXHIBIT E HERETO, AND (III) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) PREVIOUSLY OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF AAP; AND BUYER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY BUYER, OR BY OTHERS RELYING ON BUYER'S ADVICE, IN RELIANCE ON SUCH INFORMATION, DATA OR MATERIALS. As used in the disclaimer provisions of this
Article XIV, "Sellers" shall include the general partner of Sellers as well as Sellers' agents, representatives and consultants.


                                  ARTICLE XV
                                 MISCELLANEOUS

      15.1 NO BROKERS. Each Party represents and warrants to the other that there are no claims for brokerage commissions or finders' fees or other like payments owed by such Party to another person or entity in connection with the transactions contemplated by this Agreement. Each Party will pay or discharge, and will indemnify and hold harmless the other from and against, any and all claims for brokerage commissions or finders' fees incurred by reason of any action taken by such indemnifying Party.

      15.2 EXPENSES; TAXES. Except as otherwise provided herein, each Party will pay all fees and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

      15.3 FURTHER ASSURANCES. Each Party will from time to time after the Closing and without further consideration, upon the request of the other Party, execute and deliver such documents and take such actions as the other Party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

      15.4 ASSIGNMENT; PARTIES IN INTEREST. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties; provided that neither Party may transfer or assign any of its rights or obligations hereunder or any interest herein without the prior written consent of the other Party; and provided further that the assignment by either Party of its rights under this Agreement to a corporate subsidiary or affiliate of the Party (including assignment to the Parent in the case of the Buyer) shall be a permitted assignment for the purposes of this Section, but no such assignment shall relieve the assigning Party of its obligations hereunder; and provided further that in the case of an assignment by Buyer to Parent, the Parent will assume Buyer's obligations under this Agreement.

      15.5 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits and any agreements delivered pursuant hereto, contains the entire understanding of the Parties with respect to the matters addressed by their terms. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement and such other agreements supersede all prior agreements and undertakings between the Parties with respect to the subject matter hereof and thereof, except to the extent any such prior agreement is specifically referred to herein. This Agreement may be amended or modified only by a written instrument duly executed by each of the Parties. Unless otherwise provided herein, any condition to a Party's obligations hereunder may be waived only in writing by such Party.

      15.6 SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

      15.7 INTERPRETATION. The article and section headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      15.8 NOTICES. Notices and other communications provided for herein shall be in writing (which shall include notice by telex or facsimile machine with answer back capability) and shall be delivered or mailed (or if by telex, graphic scanning or other facsimile communications equipment of the sending Party hereto, delivered by such equipment provided that such delivery is made during normal business hours), addressed as follows:

     (a)  If to Buyer or Parent:

          El Paso Natural Gas Company
          P. O. Box 1492
          El Paso, Texas 79978-1492
          Fax No.: (915) 496-5008
          Attention:  Patricia A. Shelton

               with a copy (which shall not constitute notice) to:

          Gary Paul Cooperstein, Esq.
          Fried, Frank, Harris Shriver & Jacobson
          One New York Plaza
          New York, New York  10004-1980
          FAX:  212 859 4000

     (b)  If to Sellers

          Plains All American Pipeline, L.P.
          333 Clay Street, Suite 2900
          Houston, Texas   77002
          Fax No.: (713) 646-4216
          Attention: Harry N. Pefanis

          All American Pipeline, L.P.
          333 Clay Street, Suite 2900
          Houston, Texas   77002
          Fax No.: (713) 646-4216
          Attention: Harry N. Pefanis

               with a copy (which shall not constitute notice) to:

          David P. Oelman, Esq.
          Andrews & Kurth L.L.P.
          600 Travis, Suite 4200
          Houston, Texas 77002
          FAX: (713) 238-7242



or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above; provided, however, that any notice of change of address shall not be deemed to have been given to any Party until actually received by such Party.

      15.9 WAIVER OF RESCISSION. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of either Party after the consummation of the Closing to rescind this Agreement or any of the transactions contemplated hereby.

      15.10 DTPA WAIVER. Except as otherwise provided herein, Buyer and Parent hereby waive the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Section 17.41 through 17.63, inclusive (other than Section 17.555, which is not waived), of the Texas Business and Commerce Code. To evidence its ability to grant such waiver, Buyer and Parent hereby represent and warrant to Sellers that they (a) are in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use, (b) have assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles, (c) have knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transaction contemplated hereby, and (d) are not in a significantly disparate bargaining position from the position of Sellers.

      15.11 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to any conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Sale Property is located, shall apply.

      15.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.

      15.13 EXHIBITS. All Exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference. Any terms used but not defined in the Exhibits shall have the meanings assigned to such terms in this Agreement.

      15.14 SPECIAL DAMAGES. The Parties waive any rights to incidental, consequential or punitive damages resulting from a breach of this Agreement, including, without limitation, loss of profits.

      15.15 NO THIRD-PARTY BENEFICIARY. Except as expressly provided herein, this Agreement is not intended to create nor shall it be construed to create, any rights in any third party beneficiaries.

      15.16 USE OF AAP'S NAME. As soon as practicable after Closing, Buyer and Parent shall cease to use and shall remove or cause to be removed the names and marks used by AAP and all variations and derivatives thereof and logos relating thereto from the Sale Property and shall not thereafter make any use whatsoever of such names, marks and logos whether as identification for the Sale Property or in connection with documentation and correspondence relating thereto, except as may be necessary to complete the transfer of the Sale Property and any consents related thereto. In the event Buyer and Parent have not completed such removal within 180 days after Closing, Sellers shall have the right but not the obligation to cause such removal and Buyer and Parent shall reimburse Sellers for any costs or expenses incurred by Sellers in connection therewith.

      15.17 INTERPRETATION OF CERTAIN TERMS. Whenever a provision of this Agreement makes reference to the manner in which the Sale Property or the Pipeline System is "presently being operated by Sellers" or the "assets and properties presently utilized by Sellers in connection with the operation of the Pipeline System," or uses words or phrases intended to have the same or similar meanings, such references shall be construed to be a reference to the manner in which the Sale Property or the Pipeline System was operated by AAP in November 1999, or the assets and properties that were utilized by AAP at such time in connection with the operation of the Pipeline System, as applicable, in each case taking into account the following factors:

     (a) the Pipeline System has heretofore been operated by AAP as a part of a larger system known as AAP's "All American Pipeline" and as a result of the fact that AAP intends to sell a substantial part of such All American Pipeline pursuant to the transaction contemplated by this Agreement, AAP has modified, or will modify prior to Closing, operation of the Pipeline System as necessary to account for the fact that the Pipeline System will be sold pursuant to such transaction and thereafter operated as a separate pipeline system;

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

     (b) that, in connection with such modifications, AAP has entered into agreements for the sale of the crude oil linefill contained in the Pipeline System and that the evacuation of such linefill is currently in process and will be completed prior to Closing;

     (c) since November 1999, the makeup of the assets and properties utilized by AAP in connection with the operation of the Pipeline System has changed as a result of the sale, retirement or modification of such assets and properties; and

     (d) Buyer is acquiring the Sale Property with the current intention of using such assets for the transportation of natural gas or such use other than crude oil transportation, and all costs, expenses, and risks associated with carrying out such intentions are specifically acknowledged by Buyer to be the sole responsibility and liability of Buyer.

      15.18 JOINT FACILITIES. Sellers, Buyer and Parent acknowledge and agree that certain of the assets and properties heretofore utilized by AAP in connection with its operation of the Pipeline System are located on facilities that are also utilized by AAP in connection with its operation of other assets and properties that are not a part of the Pipeline System and which will continue to be operated by AAP following closing. In an effort to clarify the rights and obligations of AAP, Buyer and Parent with respect to such joint facilities, a list of such joint facilities and the agreement between AAP, Buyer and Parent regarding each such facility is set forth below:

     (a) with respect to the stations located in Wink, Texas (Wink South and Wink North), AAP shall retain ownership of the real property upon which each such station is located, together with the tankage and related equipment, and shall grant Buyer nonexclusive perpetual easements as may be necessary (i) to permit Buyer to operate the portion of the Pipeline System that runs through such stations, including any necessary equipment and appurtenances related thereto at such stations or (ii) to enjoy its Fiber Optic Rights through such stations, which easements shall be in substantially the form attached hereto as
Exhibit 15.18(a)(i);

     (b) with respect to any portion of the Rights of Way constituting the Additional Property that are also used in connection with the conduct by AAP of its retained operations, Sellers and Buyer and Parent agree that AAP shall, at Closing, partially assign its rights with respect to such Rights of Way as may be necessary to permit Buyer to enjoy the benefit of the Fiber Optic Rights conveyed to Buyer as the Additional Property, which partial assignment shall be effected pursuant to a form of partial assignment instrument to be negotiated and agreed upon by Sellers, Buyer and Parent prior to Closing (which instrument shall contain terms and conditions that are similar to those contained in the form of Easement Agreement attached hereto as Exhibit 15.18(a)(ii));

     (c) with respect to any portion of the Rights of Way that traverse that portion of Cadiz Station, California, which is excluded pursuant to Exhibit F hereto, Sellers, Buyer and Parent agree that AAP shall, at Closing, grant to Buyer nonexclusive perpetual easements as may be necessary to permit Buyer to operate that portion of the Pipeline System that runs through such excluded part of the station, or to enjoy its Fiber Optic Rights through such property, which easement shall be in substantially the form attached hereto as Exhibit 15.18(a)(i);

     (d) with respect to any Fiber Optic Rights which run through Emidio Station, California, Sellers, Buyer and Parent agree that AAP shall, at Closing, grant to Buyer nonexclusive perpetual easements as may be necessary to permit Buyer to enjoy its Fiber Optic Rights through such property, which easement shall be in substantially the form attached hereto as Exhibit 15.18(a)(i);

     (e) In the event Buyer requires access to Sellers' property in connection with the use of the Fiber Optic Rights identified on Exhibit E, Buyer will submit plan specifications and a time line to Sellers. The information submitted by Buyer will include the anticipated length of time that Buyer will need access to portions of Seller's property and identify the property to which the Buyer requires access. Sellers may require Buyer to provide Sellers reasonable written notice for access to Sellers' property, so that Sellers may have a monitor present, at their sole expense, if they so desire. Sellers agree to cooperate in good faith with Buyer in coordinating Buyer's access to Sellers' property in connection with the use of the Fiber Optic Rights identified on Exhibit E; and

     (f) with respect to each of the agreements referenced in subparagraphs (a)-
(d) preceding, on or before the Closing Date, Sellers, Buyer and Parent agree to cause the exhibits attached hereto to be amended as necessary to give effect to such agreements.

      15.19 CONFLICT WITH ASSIGNMENT. Sellers, Buyer and Parent acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Conveyance Agreements to be executed and delivered at Closing by Sellers and Buyer, the terms and provisions of this Agreement shall control; provided, however, that in the event of any conflict or inconsistency between any of the indemnification provisions set forth in Article IX of this Agreement and the indemnification provisions set forth in the joint facility agreements referenced in Section 15.18, the indemnification provisions set forth in such joint facility agreements shall control.

      15.20 PAA OBLIGATIONS. All obligations undertaken hereunder shall be binding on the Plains Parties, but specifically excluding Plains Scurlock Permian, L.P. and Plains Resources Inc., and its subsidiaries other than the Plains Parties.

      15.21 SURVIVAL. The following Articles shall survive the termination of this Agreement: Article XII and Article XV.

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

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth in the first paragraph hereof.

                         PAA

                              PLAINS ALL AMERICAN PIPELINE, L.P.

                              By: Plains All American, Inc., its general
                                  partner

                              By: /s/ Greg L. Armstrong
                                  --------------------------
                              Name:  Greg L. Armstrong
                                    ------------------------
                              Title: Chief Executive Officer
                                    ------------------------

                         AAP

                              ALL AMERICAN PIPELINE, L.P.

                              By: Plains All American, Inc., its general
                                  partner

                              By: /s/ Greg L. Armstrong
                                 ---------------------------
                              Name:  Greg L. Armstrong
                                    ------------------------
                              Title: Chief Executive Officer
                                    ------------------------


                         EL PASO NATURAL GAS COMPANY

                              By: /s/ Patricia A. Shelton
                                  --------------------------
                              Name:  Patricia A. Shelton
                                    ------------------------
                              Title: President
                                    ------------------------


                         EPNG PIPELINE COMPANY

                              By: /s/ Patricia A. Shelton
                                  ---------------------------
                              Name:  Patricia A. Shelton
                                    -------------------------
                              Title: President
                                    -------------------------

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